UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): July 23, 2008

YONGYE BIOTECHNOLOGY INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	333-143314	20-8051010
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6th Floor, Suite 608, Xue Yuan International Tower,
No. 1 Zhichun Road, Haidan District Beijing, PRC

(Address Of Principal Executive Offices) (Zip Code)

+86 10 8231 8626
(Registrant’s Telephone Number, Including Area Code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 23, 2008, the registrant received notification from Vini Dharmawan that effective immediately, she resigned from her position as Chief Financial Officer of Yonghe Biotechnology International, Inc. (“Yongye”). Yongye has commenced a search for a new Chief Financial Officer. In the interim, the Board of Directors has appointed Larry Gilmore, Yongye’s current VP Corporate Strategy, to serve as Interim Principal Financial Officer until a permanent replacement for this position has been identified.

Mr. Gilmore has extensive knowledge of the Company and assisted the Company when it completed its reverse take-over, or “RTO” going public transaction in the U.S. capital markets. Yongye also hired the accounting firm of Bernstein & Pinchuk, LLP (PCAOB registered) to provide advisory services throughout 2008 regarding the preparation of financial filings. Additionally, as of the date of the filing of this Current Report on Form 8-K, Yongye continues to expect to meet the net income projection for 2008 of $10.216 million for the year ending December 31, 2008 as disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2008.

Prior to joining Yongye in January 2008, Mr. Gilmore was SVP of operations for Asia Standard Energy from 2005 to 2007 and had the responsibility for raising investment and corporate oversight on finance and accounting. Prior to this, he was Managing Director of GC Global from 2001 till 2004 and assisted large organizations in large scale change initiatives. Prior to this he was a Manager of Human Resources at Alcatel and Senior Consultant at Deloitte and Touche. Mr. Gilmore is employed under a three year employment contract expiring in January 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YONGYE BIOTECHNOLOGY INTERNATIONAL, INC.

	By:	/s/ Zishen Wu

	Name:	Zishen Wu
	Title:	President and CEO
Dated: July 29, 2008